Exhibit 99.B(m)(ii)

September 11, 2008

ING Variable Products Trust
7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                               Reduction in Fee Payable under Shareholder Services Plan for the Class S Shares

Ladies and Gentlemen:

By this letter dated September 11, 2008, we have agreed to waive a portion the shareholder services fee payable to us under the Shareholder Services Plan for Class S shares (the “Plan”) of ING VP International Value Portfolio, and ING VP MidCap Opportunities Portfolio (the “Portfolios”), each a series of ING Variable Products Trust, in the amount of 0.05% per annum on the average daily net assets attributable to Class S shares of the Portfolios as if the shareholder services fee specified in the Plan were 0.20%.  By this letter, we agree to waive that fee for the period from September 11, 2008 through and including May 1, 2010.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Funds Distributor, LLC

Agreed and Accepted:
ING Variable Products Trust
(on behalf of ING VP International Value Portfolio, and ING VP MidCap Opportunities Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC